[DIEBOLD LOGO]
       We won't rest.

                                                                 NEWSrelease

                                                                    EXHIBIT 99.1

Media contact:                                      Investor contact:
Mike Jacobsen                                       John Kristoff
+1 330 490 3796                                     +1 330 490 5900
jacobsm1@diebold.com                                kristoj@diebold.com

FOR IMMEDIATE RELEASE:
April 20, 2005

DIEBOLD REPORTS FIRST QUARTER FINANCIAL RESULTS

Company generates strong first quarter cash flow

NORTH CANTON, Ohio - Diebold, Incorporated (NYSE: DBD) today reported record first quarter 2005 revenue of $540.2 million, up 8.4 percent from the first quarter of 2004. The company reported first quarter net income of $26.7 million, compared to net income of $29.2 million in the first quarter 2004. Diluted earnings per share were $.37, a decline of 7.5 percent and within the previous guidance of $.35 to $.40. Net cash provided by operating activities was $78.4 million, up 389 percent from the prior year, while free cash flow* improved by $59.6 million, moving from a free cash use* of $1.2 million in the first quarter 2004 to free cash flow* of $58.4 million.

Included in the first quarter 2005 reported results were restructuring charges of $7.3 million, or approximately $.07 per share*, related primarily to the realignment of the company's operations in Western Europe, consistent with previous guidance. The first quarter 2005 effective tax rate was 32.8 percent, compared with previous guidance of 31.5 percent. The higher first quarter effective tax rate reduced reported earnings per share by approximately $.01. Excluding the impact of both the restructuring charges and the higher effective tax rate, diluted earnings per share in the first quarter would have been $.45, or 12.5 percent higher than the first quarter of 2004.

FIRST QUARTER HIGHLIGHTS

      - Total product orders, excluding election systems, grew in the double-digit range led by double-digit growth in the Europe, Middle East and Africa (EMEA) region and the Americas.

      - Total Opteva orders were approximately $109 million, an increase of more than 80 percent from the first quarter 2004 as this new platform continues to gain wider market acceptance globally.

      - Security solutions revenue grew 19.9 percent and 19.6 percent on a fixed exchange-rate basis*.

      - Asia Pacific total revenue increased 14.2 percent, and 12.5 on a fixed exchange-rate basis*, while total revenue in the Americas, excluding election systems, grew 13.8 percent, and 12.4 percent on a fixed exchange-rate basis*.

      - Net cash provided by operating activities improved by $62.4 million, or 389 percent; while accounts receivable days sales outstanding improved 13 days, moving from 96 days at March 31, 2004 to 83 days at March 31, 2005.

*See accompanying notes for non-GAAP measures.

                                     (more)

PAGE 2/ DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

FINANCIAL RESULTS

"We are encouraged by our continued strong order growth in financial self-service, particularly in EMEA, which experienced a double-digit increase as we continue to make progress with Opteva customer certifications," said Walden
W. O'Dell, Diebold chairman and chief executive officer. "We achieved strong earnings per share growth, excluding restructuring charges and the higher-than-expected effective tax rate, growing 12.5 percent from a strong first quarter in 2004. We were also pleased that we were able to slightly improve operating profit margins compared to the prior year period, excluding the effect of restructuring charges. In addition, we were very pleased with the strong cash flow performance in the first quarter of 2005, and as a result are raising our full-year free cash flow* guidance to $210 to $250 million, representing a $10 to $20 million improvement over previous guidance.

"Financial self-service revenue growth was somewhat less than expected due to disappointing revenue performance in EMEA as we focused on completing much of the restructuring of our operations there. However, with the strong first quarter orders achieved, a solid backlog in place and a fully functioning restructured manufacturing facility, we expect to achieve double-digit second quarter revenue growth in EMEA and meet our previously stated guidance for total financial self-service revenue growth for the year. Our security business continues to perform very well led by strong organic growth as well as the successful integration and strong performance by our recent acquisitions."

O'Dell continued, "As we look to the remainder of 2005, we are encouraged by order growth for Opteva, which remains strong globally. We are, however, faced with rising fuel costs, which are expected to impact full-year earnings by $.02 per share. As a result of the impact of fuel prices, a $.02 impact from a higher-than-anticipated tax rate and a $.01 impact of higher restructuring charges, our current expectations for full-year earnings per share are $2.80 to $2.93, including $.09 to $.12 of restructuring charges. This represents a 15 to 19 percent increase in earnings per share over 2004, excluding the impact of restructuring charges."

FIXED EXCHANGE-RATE FIRST QUARTER ORDERS

Total orders for products and services increased in the double-digit range excluding election systems. Financial self-service orders increased in the high single-digit range, led by double-digit growth in EMEA and the Americas. Asia Pacific order growth was in the mid single-digit range after exceptionally strong order growth in the fourth quarter 2004. Security orders remain strong, increasing in the double-digit range. Orders in election systems declined significantly due to a large order for election equipment in Brazil in the first quarter 2004.

*See accompanying notes for non-GAAP measures.

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PAGE 3/ DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

REVENUE

Total revenue for the quarter was $540.2 million, up $42.0 million, or 8.4 percent and 6.5 percent on a fixed exchange-rate basis*. Total financial self-service revenue increased 7.4 percent and 4.9 percent on a fixed exchange-rate basis*. Security solutions revenue grew 19.9 percent and 19.6 percent on a fixed exchange-rate basis*. Total financial self-service and security revenue increased by 10.5 percent and 8.6 percent on a fixed exchange-rate basis*.

REVENUE SUMMARY BY PRODUCT AND SERVICE SOLUTIONS
(IN THOUSANDS -- QUARTER ENDED MAR. 31, 2005)

                                                                % CHANGE      % CHANGE
                                        2005         2004         GAAP       FIXED RATE*
                                     ----------   ----------   ----------    -----------
Financial Self-Service
Products                             $  173,347   $  154,262         12.4%         10.0%
Services                                215,156      207,495          3.7%          1.2%
                                     ----------   ----------   ----------    ----------
     Total Fin. self-service            388,503      361,757          7.4%          4.9%

Security solutions
Products                                 62,535       57,415          8.9%          8.4%
Services                                 83,340       64,210         29.8%         29.6%
                                     ----------   ----------   ----------    ----------
     Total Security                     145,875      121,625         19.9%         19.6%
                                     ----------   ----------   ----------    ----------
Total Fin. self-service & security      534,378      483,382         10.5%          8.6%

Election systems                          5,856       14,873        -60.6%        -60.6%

                                     ----------   ----------   ----------    ----------
Total Revenue                        $  540,234   $  498,255          8.4%          6.5%
                                     ==========   ==========   ==========    ==========

REVENUE SUMMARY BY GEOGRAPHIC AREA
(IN THOUSANDS -- QUARTER ENDED MAR. 31, 2005 )

                                                                           % CHANGE      % CHANGE
                                                   2005         2004         GAAP       FIXED RATE*
                                                ----------   ----------   ----------    -----------
The Americas
Financial self-service solutions                $  286,065   $  258,156         10.8%          8.9%
Security solutions                                 139,538      115,685         20.6%         20.4%
                                                ----------   ----------   ----------    ----------
     subtotal                                      425,603      373,841         13.8%         12.4%

Election systems                                     5,856       14,873        -60.6%        -60.6%
                                                ----------   ----------   ----------    ----------
     Total Americas                                431,459      388,714         11.0%          9.6%

Asia Pacific
Financial self-service solutions                    41,379       35,839         15.5%         13.9%
Security solutions                                   6,337        5,940          6.7%          4.3%
                                                ----------   ----------   ----------    ----------
Total Asia Pacific                                  47,716       41,779         14.2%         12.5%

Europe, Middle East, Africa
Financial self-service solutions                    61,059       67,762         -9.9%        -14.2%
Security solutions                                       -            -          N/A           N/A
                                                ----------   ----------   ----------    ----------
Total Europe, Middle East, Africa                   61,059       67,762         -9.9%        -14.2%

                                                ----------   ----------   ----------    ----------
Total Revenue                                   $  540,234   $  498,255          8.4%          6.5%
                                                ==========   ==========   ==========    ==========

*See accompanying notes for non-GAAP measures.

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PAGE 4/ DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

CURRENCY IMPACT

During the quarter, revenue was positively impacted by the year-over-year strengthening of the euro and certain other currencies. The positive currency impact in the first quarter was approximately $8.9 million or 1.8 percent versus the prior year reported results.

GROSS MARGIN

Total gross margin for the first quarter was 26.0 percent, a decrease of 2.1 percentage points from 28.1 percent in the first quarter 2004. Included in total cost of sales in the first quarter 2005 was approximately $7.2 million in restructuring charges which adversely impacted total gross margins by 1.3 percentage points.

Product gross margin was 28.9 percent, a decrease of 3.6 percentage points from
32.5 percent in the first quarter 2004. Included in product cost of sales in the first quarter of 2005 was approximately $6.8 million in restructuring charges which adversely impacted product gross margins by 2.9 percentage points. The remaining decrease in product gross margins was attributable to weaker international product gross margins, especially in Europe, and lower election system product margins on overall lower voting revenue levels.

Service gross margin was 23.7 percent, a decrease of 1.0 percent from 24.7 percent in the first quarter 2004. This decline was a result of continued pricing pressures and increased fuel costs. Included in the service cost of sales in the first quarter of 2005 was approximately $0.4 million in restructuring charges, which adversely impacted service gross margins by 0.1 percentage points.

OPERATING EXPENSES

Total operating expenses for the quarter as a percent of revenue improved by 0.9 percentage points, moving from 19.3 percent to 18.4 percent in the first quarter 2005. Reduced selling, general and administrative expenses as a percentage of revenue accounted for 0.5 percentage points of the overall improvement to operating expenses. The improved leveraging of selling, general and administrative expenses was achieved due to aggressive controls on personnel costs, including strictly limiting the rate of replacement and new hires, limiting base compensation increases and implementing a corporate-wide efficiency program. Reduced R&D expenses resulting from the ongoing product rationalization created by the Opteva rollout accounted for the balance of the improvement in operating expenses.

OPERATING PROFIT

Operating profit was 7.6 percent of revenue, down 1.2 percentage points from 8.8 percent in the first quarter of 2004. Included in the financial results was $7.3 million of restructuring charges, which adversely impacted operating profits by
1.3 percentage points. Excluding the impact of these charges*, operating profit margin would have been 8.9 percent in the first quarter 2005, an increase of 0.1 percent from the first quarter 2004.

OTHER EXPENSE AND MINORITY INTEREST

Other expense and minority interest increased slightly, moving from $0.9 million in expense in the first quarter of 2004 to $1.3 million in expense in the first quarter of 2005.

*See accompanying notes for non-GAAP measures

                                     (more)

PAGE 5/ DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

NET INCOME

Net income was 4.9 percent of revenue compared to 5.9 percent in the first quarter 2004. The decline in net income as a percent of revenue was mainly the result of $7.3 million in restructuring charges. In addition, the effective tax rate in the first quarter 2005 was 32.8 percent, compared to 32.0 percent in the first quarter 2004. The increase in the effective tax rate in the first quarter 2005 was due to the settlement of a prior-year U.S. state tax issue.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

The company's net debt* was $45.6 million at March 31, 2005, compared to net debt* of $60.1 million at March 31, 2004. The $14.5 million decrease in net debt* over the last 12 months was due to the positive impact of $231.0 million in free cash flow*, partially offset by $61.2 million invested in acquisitions, $55.4 million spent to repurchase company stock, $54.5 million in dividend payments, $26.4 million invested in other assets, and $19.0 million in foreign exchange impact.

In the first quarter, free cash flow* improved by $59.6 million, moving from a free cash use* of $1.2 million in the first quarter of 2004 to $58.4 million of free cash flow* in the first quarter of 2005. A substantial portion of this improvement was a result of improved trade receivable collections. DSO was 83 days at March 31, 2005, a 13-day improvement from 96 days at March 31, 2004. Inventory turns declined slightly from 5.3 at March 31, 2004 to 5.1 turns at March 31, 2005.

STOCK OPTION AND RESTRICTED STOCK EXPENSE

As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the company provides quarterly and annual disclosures of the impact to earnings per share if stock options were expensed. The company estimates that if stock options were expensed in accordance with SFAS No. 123 for the full year 2005, the impact would be approximately $.07 per share.

On December 15, 2004, the Financial Accounting Standards Board (FASB) issued Statement 123R, "Share-Based Payment," which now requires companies to measure compensation costs for all share-based payments (including employee stock options) at fair value. This statement would have been effective for non-small business issuers for quarters beginning after June 15, 2005. The Security and Exchange Commission has postponed the effective deadline for adoption of Statement 123R to the first annual period beginning after June 15, 2005. The company is currently studying the new rules but has not yet quantified the impact of adoption nor decided whether it will implement this standard in the third quarter 2005 or wait until the first quarter 2006. The full-year 2005 guidance does not reflect the expensing of stock options.

*See accompanying notes for non-GAAP measures.

                                     (more)

PAGE 6/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

OUTLOOK

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations, or the effect of expensing stock options under the new accounting standard, SFAS Statement No. 123R "Share-Based Payment".

SECOND QUARTER 2005 OUTLOOK

Expectations for the second quarter 2005 include:

      - Second quarter revenue is expected to increase 10 to 15 percent on a fixed exchange-rate basis*.

                  - Financial self-service revenue growth of 11 to 14 percent*.

                  -     Security revenue growth of 17 to 21 percent*.

                  - Election systems revenue is expected to be $20 to $40 million in the second quarter.

      - The company anticipates restructuring charges in the range of $.01 to $.02 per share related to the continued realignment of its operations in Western Europe.

      - Currency exchange is anticipated to be approximately 2 percent favorable versus prior year.

      -     Depreciation and amortization to be approximately $20 million.

      -     An effective tax rate of approximately 32 percent.

      - An increase in pension expense of approximately $.01 per share versus prior year.

      - EPS in the range of $.60 to $.66 per share, including the anticipated restructuring charge. This compares to $.60 in the second quarter of 2004.

FULL-YEAR 2005 OUTLOOK

Expectations for the full-year 2005 include:

      -     Revenue growth of 10 to 13 percent, on a fixed exchange-rate basis*.

                  - Financial self-service revenue growth of 7 to 10 percent*.

                  -     Security revenue growth of 17 to 20 percent*.

                  - Election systems revenue is anticipated to be in the range of $85 to $95 million.

                  -     Brazilian lottery systems revenue of up to $10 million.

      - Favorable currency impact of approximately 1 percent versus prior year.

      -     Depreciation and amortization in the range of $75 to $80 million.

      -     An effective tax rate of approximately 32 percent.

      - Pension expense is expected to be $0.03 per share higher in 2005, moving from $0.05 per share in 2004 to $0.08 per share in 2005.

      - Research and development expense will be approximately 2.5 percent of revenue, consistent with prior year.

      - EPS in the range of $2.80 to $2.93, including the anticipated full-year impact of restructuring charges in the range of $.09 to $.12. Excluding the impact of restructuring charges, this represents EPS growth of 15 to 19 percent.

      - Free cash flow* is expected to be in the range of $210 to $250 million.

*See accompanying notes for non-GAAP measures.

                                     (more)

PAGE 7/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

NOTES FOR NON-GAAP MEASURES

      1.    Reconciliation of restructuring charges:

                                                                      Q1 2005
                                     Q1 2005      RESTRUCTURING      EXCLUDING
                                   AS REPORTED       CHARGES       RESTRUCTURING
                                   -----------    -------------    -------------
Income before taxes                $    39,695    $       7,302    $      46,997
Net income                         $    26,675    $       4,907    $      31,582
Diluted earnings per share         $      0.37    $        0.07    $        0.44

            The company believes earnings excluding restructuring charges provide meaningful insight into the ongoing performance of its operations.

      2. Fixed exchange-rate is used to depict order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

      3.    Free cash flow is calculated as follows:

                                                                Q1 2005       Q1 2004
                                                               ----------   ----------
Net cash provided by operating activities (GAAP measure)       $   78,430   $   16,054
Capital expenditures                                              (13,712)     (12,785)
Rotable spares expenditures                                        (6,322)      (4,506)
                                                               ----------   ----------
Free cash flow/(use) (non-GAAP measure)                        $   58,396   $   (1,237)
                                                               ==========   ==========

      The company believes that free cash flow is a meaningful indicator of cash generated for discretionary purposes.

      4.    Net (debt) is calculated as follows:

                                                                           MARCH 31,    DECEMBER 31,     MARCH 31,
                                                                             2005           2004           2004
                                                                         ------------   ------------   ------------
Cash, cash equivalents and other investments (GAAP measure)              $    180,001   $    215,699   $    153,876
Less Industrial development revenue bonds and other                           (13,500)       (13,500)       (13,550)
Less Notes payable                                                           (212,097)      (289,510)      (200,409)
                                                                         ------------   ------------   ------------
Net (debt) (non-GAAP measure)                                            $    (45,596)  $    (87,311)  $    (60,083)
                                                                         ============   ============   ============

      Given the significant cash, cash equivalents and other investments on the balance sheet, a meaningful debt calculation is to net cash against outstanding debt.

FINANCIAL INFORMATION

Walden W. O'Dell and Senior Vice President and Chief Financial Officer Gregory
T. Geswein will discuss the company's financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold's Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.

                                     (more)

PAGE 8/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS

FORWARD-LOOKING STATEMENT

In the company's written or oral statements, the use of the words "believes," "anticipates," "expects" and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company, including statements concerning future operating performance, the company's share of new and existing markets, and the company's short- and long-term revenue and earnings growth rates. Although the company believes that its outlook is based upon reasonable assumptions regarding the economy, its knowledge of its business, and on key performance indicators, which impact the company, there can be no assurance that the company's goals will be realized. The company is not obligated to report changes to its outlook. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company's uncertainties could cause actual results to differ materially from those anticipated in forward-looking statements. These include, but are not limited to:

      - competitive pressures, including pricing pressures and technological developments;

      - changes in the company's relationships with customers, suppliers, distributors and/or partners in its business ventures;

      - changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company's operations, including Brazil, where a significant portion of the company's revenue is derived;

      - acceptance of the company's product and technology introductions in the marketplace;

      -     unanticipated litigation, claims or assessments;

      - ability to reduce costs and expenses and improve internal operating efficiencies;

      - variations in consumer demand for financial self-service technologies, products and services;

      - challenges raised about reliability and security of the company's election systems products, including the risk that such products will not be certified for use or will be decertified;

      - changes in laws regarding the company's election systems products and services; and

      - potential security violations to the company's information technology systems.

Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 14,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.4 billion in 2004 and is publicly traded on the New York Stock Exchange under the symbol `DBD.' For more information, visit the company's Web site at www.diebold.com.

                                      # # #

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                     THREE MONTHS ENDED MARCH 31
                                                         2005            2004
                                                     ------------    ------------
Net Sales
     Product                                         $    238,756    $    219,592
     Service                                              301,478         278,663
                                                     ------------    ------------
     Total                                                540,234         498,255

Cost of goods
     Product                                              169,711         148,296
     Service                                              230,122         209,932
                                                     ------------    ------------
     Total                                                399,833         358,228

Gross Profit                                              140,401         140,027
     Percent of net sales                                    26.0%           28.1%

Operating expenses
     Selling, general and administrative                   84,830          80,659
     Research, development and engineering                 14,624          15,538
                                                     ------------    ------------
     Total                                                 99,454          96,197
     Percent of net sales                                    18.4%           19.3%

Operating profit                                           40,947          43,830
     Percent of net sales                                     7.6%            8.8%

Other expense and minority interest, net                   (1,252)           (934)
                                                     ------------    ------------
Income before taxes                                        39,695          42,896
     Percent of net sales                                     7.3%            8.6%

Taxes on income                                           (13,020)        (13,727)
     Effective tax rate                                      32.8%           32.0%

Net Income                                           $     26,675    $     29,169
                                                     ------------    ------------
     Percent of net sales                                     4.9%            5.9%

Basic weighted average shares outstanding                  71,661          72,777
Diluted weighted average shares outstanding                72,246          73,371

Basic Earnings Per Share                             $       0.37    $       0.40

Diluted Earnings Per Share                           $       0.37    $       0.40

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                                     MARCH 31, 2005   DECEMBER 31, 2004
                                                     --------------   -----------------
ASSETS
Current assets
     Cash and cash equivalents                       $      153,396   $         184,045
     Short-term investments                                  26,605              31,654
     Trade receivables, net                                 537,763             583,658
     Inventories                                            341,236             322,293
     Other current assets                                   118,111             112,982
                                                     --------------   -----------------
          Total current assets                            1,177,111           1,234,632

Securities and other investments                             50,016              52,248
Property, plant and equipment, net                          276,138             268,090
Goodwill                                                    405,146             412,625
Other assets                                                173,489             167,957
                                                     --------------   -----------------
                                                     $    2,081,900   $       2,135,552
                                                     --------------   -----------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Notes payable                                   $      212,097   $         289,510
     Accounts payable                                       109,675             140,324
     Other current liabilities                              351,167             298,789
                                                     --------------   -----------------
          Total current liabilities                         672,939             728,623

Long-term liabilities                                       148,546             146,454
Total shareholders' equity                                1,260,415           1,260,475
                                                     --------------   -----------------
                                                     $    2,081,900   $       2,135,552
                                                     --------------   -----------------

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                          THREE MONTHS ENDED
                                                                    MARCH 31, 2005   MARCH 31, 2004
                                                                    --------------   --------------
Cash Flow from operating activities:
     Net Income                                                     $       26,675   $       29,169
     Adjustments to reconcile net income to cash
          provided by operating activities:
          Depreciation and amortization                                     19,897           18,903
          Deferred income taxes                                              6,289              547
          Loss on sale of assets, net                                          175               24
          Minority share of income                                             956            1,552
          Cash provided (used) by changes in certain assets
          and liabilities:
               Trade receivables                                            43,182           (1,208)
               Inventories                                                 (20,846)         (30,346)
               Accounts payable                                            (29,659)         (18,560)
               Certain other assets and liabilities                         31,761           15,973
                                                                    --------------   --------------
     Net cash provided by operating activities                              78,430           16,054

Cash flow from investing activities:
     Payments for acquisitions, net of cash acquired                             -             (979)
     Net investment activity                                                 6,488           (3,273)
     Capital expenditures                                                  (13,712)         (12,785)
     Rotable spares expenditures                                            (6,322)          (4,506)
     Increase in certain other assets                                       (8,426)          (6,617)
                                                                    --------------   --------------
     Net cash used by investing activities                                 (21,972)         (28,160)

Cash flow from financing activities:
     Dividends paid                                                        (14,697)         (13,473)
     Net (payments) borrowings on short term borrowings                    (71,796)          16,039
     Repurchase treasury shares                                                  -          (16,488)
     Other financing activities                                              1,958            2,860
                                                                    --------------   --------------
     Net cash used by financing activities                                 (84,535)         (11,062)

Effect of exchange rate changes on cash                                     (2,572)            (169)
                                                                    --------------   --------------

Decrease in cash and cash equivalents                                      (30,649)         (23,337)
Cash and cash equivalents at the beginning of the period                   184,045          169,951
                                                                    --------------   --------------
Cash and cash equivalents at the end of the period                  $      153,396   $      146,614
                                                                    ==============   ==============